Exhibit 5.1 Legal Opinion with Consent

September 24, 2009

Board of Directors SolQuest Corp.

5790 Rogers Street

Las Vegas, Nevada 89118

Re: Registration Statement on Form S-1 of SolQuest Corp.

Dear Directors:

You have requested our opinion, as special counsel to SolQuest Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, as to the legality of a total of 2,900,000 shares (the “Shares”) of common stock of the Company which are being registered in the Registration Statement and which consist of the following:

(i) 900,000 shares of common stock, par value $0.001 per share, offered by selling shareholders;

(ii) 2,000,000 shares of company stock, par value $0.001 per share, offered by the Company in a direct primary offering;

As special counsel to the Company in connection with the registration statement, we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Articles of Incorporation and any amendments thereto;

2. Bylaws and any amendments thereto;

3. The Prospectus, which is included in the Company’s Form S-1 Registration Statement;

4. The Company's resolutions of the Board of Directors authorizing the issuance of the Shares; and

5. Such other corporate documents and matters as we have deemed necessary to render the following opinion.

In rendering our opinion, we have relied upon, with the consent of the Company and its members, (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters and (ii) assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing our opinion.

SolQuest Corp.

September 24, 2009

Furthermore, the opinions set forth herein are limited to matters governed by the laws of the State of Nevada and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that

i) the 900,000 shares of common stock being offered by the selling shareholders are legally issued, fully paid and non-assessable, and

ii) the 2,000,000 shares of common stock being offered by the Company, when distributed and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm under the captions “Interest of Named Experts and Counsel” and “Legal Matters” in the Registration Statement.

Sincerely,

HARRISON LAW, P.A.

/s/ Diane J. Harrison

Diane J. Harrison, Esq.

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